Exhibit 99.1

Discovery Labs Receives $1.9 Million Fast Track SBIR Grant from the National Institutes of Health (NIH) to Support AEROSURF® Phase 2a Clinical Study

Warrington, PA, June 17, 2014 — Discovery Laboratories, Inc. (NASDAQ: DSCO) today announced that it has been awarded the final $1.9 million of a $2.4 million Fast Track Small Business Innovation Research (SBIR) Grant from the National Heart, Lung, and Blood Institute (NHLBI) of the National Institutes of Health (NIH). This award will provide support for the ongoing phase 2a clinical trial for AEROSURF®, Discovery Labs’ investigational combination drug/device product. AEROSURF is in development to provide KL4 surfactant therapy through nasal continuous positive airway pressure (nCPAP) for respiratory distress syndrome (RDS) in premature infants. Discovery Labs was notified in 2010 that it was eligible for consideration under this grant program, and previously received $580,000 to support development activities related to its capillary aerosol generator technology. The company expects to utilize the $1.9 million during 2014.

AEROSURF could potentially allow for the administration of KL4 surfactant to premature infants without invasive endotracheal intubation, and may enable the treatment of a significantly greater number of premature infants who could benefit from surfactant therapy but are currently not treated.

Discovery Labs is enrolling patients into a phase 2a clinical study to evaluate the safety and tolerability of aerosolized KL4 surfactant administered to premature infants 29 to 32 weeks gestational age who are receiving nCPAP for respiratory distress syndrome (RDS), compared to infants receiving nCPAP alone. This study is as an escalating dose study evaluating three dose levels of aerosolized KL4 surfactant and is expected to be completed in the third quarter of 2014.

About Discovery Labs
Discovery Laboratories, Inc. is a specialty biotechnology company focused on advancing a new standard in respiratory critical care.  Discovery Labs’ technology platforms include a novel proprietary KL4 surfactant, a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant, and proprietary drug delivery technologies being developed to enable efficient delivery of aerosolized KL4 surfactant.  Discovery Labs’ strategy is initially focused on neonatology and improving the management of respiratory distress syndrome (RDS) in premature infants.  Discovery Labs believes that its RDS product portfolio has the potential to become the new standard of care for RDS and, over time, to enable the treatment of a significantly greater number of premature infants who could benefit from surfactant therapy but are currently not treated.

Forward-Looking Statements
Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Examples of such risks and uncertainties, including those affecting Discovery Labs’ ability successfully to complete its development programs and realize the potential benefits of its RDS product portfolio, are described in Discovery Labs’ filings with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Any forward-looking statement in this release speaks only as of the date on which it is made. Discovery Labs assumes no obligation to update or revise any forward-looking statements.

Contact Information:
Will Roberts, Vice President, Corporate Communication and Investor Relations: 215.488.9489 or wroberts@discoverylabs.com